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                                                                      EXHIBIT 12

     THE BURLINGTON NORTHERN AND SANTA FE RAILWAY COMPANY and SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (In Millions, Except Ratio Amounts)
                                  (Unaudited)

                                                           Nine Months Ended
                                                             September 30,
                                                         ---------------------

                                                           1999         1998
                                                         --------     --------
Earnings:

  Pre-tax income                                         $  1,405     $  1,444

  Add:
    Interest and fixed charges,
      excluding capitalized interest                          226          220

    Portion of rent under long-term
      operating leases representative
      of an interest factor                                   139          144

    Amortization of capitalized interest                        4            3

  Less:  Undistributed equity in earnings
         of investments accounted for
         under the equity method                                9           12
                                                         --------     --------


  Total earnings available for fixed charges             $  1,765     $  1,799
                                                         ========     ========

Fixed charges:

  Interest and fixed charges                             $    236     $    232

  Portion of rent under long-term operating
    leases representative of an interest factor               139          144
                                                         --------     --------

  Total fixed charges                                    $    375     $    376
                                                         ========     ========

Ratio of earnings to fixed charges                           4.71x        4.78x
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